Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578, jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

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Avista Corp. Reports Earnings for the Second Quarter of 2005

Earnings increase due to strong performance from Avista Utilities and Avista Advantage.

SPOKANE, Wash. – July 27, 2005, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income of $18.6 million, or $0.38 per diluted share, for the second quarter of 2005. This represents an increase from net income of $10.1 million, or $0.21 per diluted share, for the second quarter of 2004. Avista Corp.’s net income was $28.8 million, or $0.59 per diluted share, for the six months ended June 30, 2005, an increase from $22.4 million, or $0.46 per diluted share, for the six months ended June 30, 2004.

“Our utility operations continue to produce strong results for 2005. The general rate increases implemented at Avista Utilities in the second half of 2004 and ongoing productivity initiatives continue to positively impact net income and operating cash flows for 2005,” said Avista Chairman, President and Chief Executive Officer Gary G. Ely. “We will continue to focus on moving our rate of return closer to authorized levels,” Ely added.

“We are pleased with the positive results from Avista Advantage, and we expect the Energy Marketing and Resource Management segment to have positive earnings for the second half of the year,” Ely said.

Results for the second quarter of 2005 and the six months ended June 30, 2005 (YTD), as compared to the respective periods of 2004:

($ in thousands, except per-share data)	Q2 2005	Q2 2004	YTD 2005	YTD 2004
Operating Revenues	$272,832	$225,888	$635,496	$569,620
Income from Operations	$49,219	$36,587	$87,402	$79,794
Net Income	$18,604	$10,132	$28,793	$22,356
Business Segments: (contribution to earnings per diluted share)
Avista Utilities	$0.38	$0.19	$0.76	$0.41
Energy Marketing & Resource Management	$(0.01)	$0.03	$(0.18)	$0.10
Avista Advantage	$0.02	$(0.01)	$0.04	$(0.01)
Other	$(0.01)	—	$(0.03)	$(0.03)
SUBTOTAL (before cumulative effect of accounting change)	$0.38	$0.21	$0.59	$0.47
Cumulative effect of accounting change	—	—	—	$(0.01)
TOTAL – (Earnings per diluted share)	$0.38	$0.21	$0.59	$0.46

Second Quarter and Year-to-Date 2005 Highlights

Avista Utilities: Avista Utilities contributed $18.4 million to net income, or $0.38 per diluted share, for the second quarter of 2005, an increase from $9.1 million, or $0.19 per diluted share, for the second quarter of 2004. The increase reflects the positive effects of general rate increases implemented during the second half of 2004 in Washington and Idaho, the benefit of lower electric resource costs in 2005 under the Washington Energy Recovery Mechanism dead band as compared to the expense of higher electric resource costs in 2004, as well as the gain on the sale of Avista Utilities’ South Lake Tahoe natural gas distribution properties.

Avista Utilities contributed $37.4 million to net income, or $0.76 per diluted share, for the six months ended June 30, 2005, an increase from $19.9 million, or $0.41 per diluted share, for the six months ended June 30, 2004. This increase is consistent with the increase for the second quarter, but it was partially offset by weather during the first quarter of 2005 that was warmer than normal and warmer than the first quarter of 2004.

Avista’s earnings reflect a positive benefit of $0.7 million of the $9 million dead band under the Energy Recovery Mechanism in Washington for the first half of 2005, compared to expensing the entire $9 million in the first half of 2004. This was due to lower actual electric resource costs, relative to the amount allowed in base retail rates, in 2005 as compared to higher electric resource costs in 2004. Lower electric resource costs in 2005 were primarily a result of improved hydroelectric generation from earlier-than-normal runoff due to warmer weather in the first quarter and increased precipitation during the second quarter. In addition, total retail loads were less than expected, and Avista optimized its electric resources through increased wholesale sales. However, Avista still expects to expense the entire $9 million dead band during the remainder of 2005, due in part to forecasts of below normal hydroelectric generation and increased fuel costs for thermal generation. The expensing of the $9 million dead band was expected in Avista’s 2005 earnings guidance.

During the period from January through the first half of March 2005, the Inland Northwest experienced an unusually warm and dry winter. However, during late March through the second quarter of 2005, precipitation and hydroelectric conditions improved. Avista expects hydroelectric generation will be approximately 94 percent of normal in 2005, based upon the forecast of below normal precipitation and streamflows for the remainder of the year. This expectation is subject to change based upon precipitation, temperatures and other variables. The earnings impact of below normal hydroelectric generation is mitigated by regulatory mechanisms in Washington and Idaho that defer 90 percent of increased power supply costs for recovery in future periods, excluding the $9 million dead band in Washington.

In April 2005, Avista completed the sale of its South Lake Tahoe natural gas distribution properties to Southwest Gas Corporation. This was Avista’s only regulated utility operation in California. Cash proceeds from the sale were $15.6 million, which resulted in a pre-tax gain of $3.2 million.

On March 30, 2005, Avista filed a request with the Washington Utilities and Transportation Commission (WUTC) to increase base electric rates by 12.5 percent and base natural gas rates by 1.8 percent. This request is designed to increase annual electric and natural gas revenues by $35.8 million and $2.9 million, respectively. Avista’s request is based on a proposed rate of return of 9.67 percent and an 11.5 percent return on equity, with an authorized equity level of 44 percent. The WUTC has up to 11 months from the date of filing to review the general rate case.

In other regulatory matters, the Idaho Public Utilities Commission issued an order in April 2005 approving the inclusion of the remaining 50 percent interest in the Coyote Springs 2 generating plant in base electric rates. Also, in June 2005 the WUTC issued an order that approved the prudence and recovery of the $10.8 million of deferred power costs incurred for 2004.

Energy Marketing and Resource Management: This business segment had a net loss of $0.3 million, or $0.01 per diluted share, for the second quarter of 2005, compared to net income of $1.5 million, or $0.03 per diluted share, for the second quarter of 2004. The net loss for the second quarter of 2005 was primarily due to planned maintenance at the Lancaster natural gas-fired generating project that is 49 percent owned by Avista Power. Avista Energy incurred a slight net loss for the second quarter of 2005. The second quarter is historically a low earnings quarter for Avista Energy. Because of the availability of relatively low-cost hydroelectric generation during the period, sales of energy from thermal generation that Avista Energy controls through a power purchase agreement with the Lancaster Project are generally lower this time of year than during other time periods.

This business segment had a net loss of $8.6 million, or $0.18 per diluted share, for the six months ended June 30, 2005, compared to net income of $5.0 million, or $0.10 per diluted share, for the six months ended June 30, 2004. The net loss for the first half of 2005 was primarily related to losses in Avista Energy’s natural gas portfolio during the first quarter. Increases in natural gas prices had an overall negative impact on results for the first half of 2005. As markets moved counter to certain contracts, Avista Energy acted to adjust its position consistent with established risk management policies. This reduced the market risk but had the effect of locking in losses that were recorded during the first quarter of 2005.

Avista Energy continued to produce positive results on the electric side of its business that includes marketing and managing the output and availability of combustion turbines and hydroelectric assets owned by other entities.

The operations of Avista Energy are managed on an economic basis, reflecting all contracts and assets under management at estimated market value consistent with industry practices, which is different from the required accounting for certain contracts and physical assets under management. Under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” certain contracts, which are considered derivatives and accounted for at market value, economically hedge other contracts and physical assets under management that are not considered derivatives and not accounted for at market value. The accounting treatment does not impact the underlying cash flows or economics of these transactions. These differences are generally reversed in future periods as market values change or the contracts are settled or realized. These differences primarily relate to Avista Energy’s management of natural gas inventory, as well as Avista Energy’s control of natural gas-fired generation through a power purchase agreement. These differences had a $2.3 million positive effect on results for the second quarter of 2005; however, these differences accounted for almost half of the net loss for Avista Energy during the six months ended June 30, 2005.

In July 2005, Avista Energy amended its committed credit agreement to increase the amount available from $110 million to $145 million and to extend the expiration date by two years to July 2007.

Avista Advantage: This business segment completed its fourth consecutive quarter of positive earnings, contributing $0.9 million or $0.02 per diluted share for the second quarter of 2005. This is compared to a net loss of $0.4 million, or $0.01 per diluted share for the second quarter of 2004. For the first half of 2005, Avista Advantage contributed $1.7 million to net income, or $0.04 per diluted share, compared to a net loss of $0.4 million, or $0.01 per diluted share, for the first half of 2004. The improvement for the second quarter and first half of 2005 over 2004 was primarily due to an increase in operating revenues from customer growth, as well as the settlement of an employment contract during the second quarter of 2004.

Avista Advantage’s revenues increased by 39 percent for the first half of 2005 as compared to the first half of 2004, while the cost of processing a bill decreased by nine percent for the same period.

Other Business Segment: This business segment had a net loss of $0.5 million, or $0.01 per diluted share for the second quarter of 2005, compared to a net loss of $0.1 million for the second quarter of 2004. The increase in the net loss is primarily attributed to the gain on the sale of assets during the second quarter of 2004. For the six months ended June 30, 2005, this business segment had a net loss of $1.7 million, or $0.03 per diluted share, compared to a net loss of $1.8 million, or $0.03 per diluted share for the six months ended June 30, 2004.

Liquidity and Capital Resources: During the first half of 2005, positive cash flows from operations, proceeds from the sale of Avista’s South Lake Tahoe natural gas distribution properties and a reduction in the company’s total cash position were used to fund the majority of Avista’s cash requirements, including utility capital expenditures and dividends. Utility capital expenditures totaled approximately $115 million, the most significant of which was the acquisition of the remaining interest in Coyote Springs 2.

Avista Corp. redeemed a total of $26 million of medium-term notes scheduled to mature in future years, and $8 million of medium-term notes matured during the first half of 2005. The balance outstanding under Avista Corp.’s five-year $350 million committed line of credit increased $40 million during the first half of 2005 to $108 million as of June 30, 2005.

During the remainder of 2005, Avista expects cash flows from operations and Avista Corp.’s committed line of credit to provide adequate resources to pay dividends, fund capital expenditures, repay maturing long-term debt (excluding $54.6 million of WP Funding LP debt maturing in October 2005) and meet other contractual commitments. Avista is evaluating its options with respect to the $54.6 million of maturing WP Funding LP debt and expects to ultimately refinance the debt on a long-term basis. However, the maturing debt is expected to be funded by Avista Corp.’s committed line of credit on an interim basis. If market conditions warrant such actions, Avista may also issue additional long-term debt beyond the amount required to fund maturing debt.

Earnings Guidance and Outlook

For 2005, Avista is confirming its guidance for consolidated earnings in a range of $0.95 to $1.05 per diluted share. The company expects Avista Utilities to contribute in the range of $0.95 to $1.05 per diluted share for 2005. The third quarter is typically a weak quarter for Avista Utilities, and this year’s results may be reduced more than normal by higher electric resource costs. This is due to the anticipated reduction in hydroelectric generation, higher fuel costs and the expected absorption of a significant portion of the $9 million dead band under the Energy Recovery Mechanism in Washington. The outlook for the utility assumes normal weather and temperatures and below normal hydroelectric generation, as well as no regulatory disallowances, for the remainder of 2005.

The 2005 outlook for the Energy Marketing and Resource Management segment is a range from a loss of $0.05 to a contribution of $0.05 per diluted share. This will require the Energy Marketing and Resource Management segment to earn between $0.13 and $0.23 per diluted share for the remainder of the year. The company expects Avista Advantage to contribute at least $0.05 per diluted share and the Other segment to lose $0.05 per diluted share.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 330,000 electric and 285,000 natural gas customers in three western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

NOTE: Avista Corp. will host an investor conference call and webcast on July 27, 2005, at 10:30 a.m. EDT. To participate, call (800) 299-7089 approximately five minutes in advance to ensure you are connected. The passcode is 45050009. A webcast of this investor conference call will occur simultaneously. To register for the webcast, please go to www.avistacorp.com.

A replay of the conference call will be available from 12 p.m. EDT on July 27 through 11:59 p.m. EDT August 3, 2005. Call (888) 286-8010, passcode 46721884 to listen to the replay. The webcast will be archived at www.avistacorp.com for one year.

The attached income statement, balance sheet, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding the company’s current expectations for future financial performance and cash flows, capital expenditures, the company’s current plans or objectives for future operations, future hydroelectric generation projections, and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond the company’s control and many of which could have significant impact on the company’s operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from the those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; changes in the utility regulatory environment; the impact of regulatory decisions; the potential effects of any legislation or administrative rulemaking passed into law; the impact from the potential formation of a Regional Transmission Organization; the impact from the potential implementation of the FERC’s proposed wholesale power market rules; the ability to relicense the Spokane River Project at a cost-effective level with reasonable terms and conditions; volatility and illiquidity in wholesale energy markets; changes in wholesale energy prices; changes in global energy markets; wholesale and retail competition; unplanned outages at any company-owned generating facilities; unanticipated delays or changes in construction costs; natural disasters that can disrupt energy delivery; blackouts or large disruptions of transmission systems; changes in industrial, commercial and residential growth and demographic patterns; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which the company purchases and/or sells capacity or energy; changes in the creditworthiness of customers and energy trading counterparties; the company’s ability to obtain financing; the impact of any potential change in the company’s credit ratings; changes in future economic conditions in the company’s service territory and the United States in general; changes in rapidly advancing technologies; the potential for future terrorist attacks; changes in tax rates and/or policies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies; the outcome of legal and regulatory proceedings concerning the company or affecting directly or indirectly its operations; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as the ability to recruit and retain employees; changes in actuarial assumptions and the return on assets with respect to the company’s pension plan; increasing health care costs and the resulting effect on health insurance premiums; and increasing costs of insurance, changes in coverage terms and the ability to obtain insurance.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONSOLIDATED COMPARATIVE STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Second Quarter		Six Months Ended June 30,
	2005	2004	2005	2004
OPERATING REVENUES	$272,832	$225,888	$635,496	$569,620

OPERATING EXPENSES:
Resource costs	130,975	95,496	353,132	298,761
Operations and maintenance	33,316	33,276	68,046	67,019
Administrative and general	25,079	24,769	49,334	50,265
Depreciation and amortization	21,388	20,631	44,094	38,313
Taxes other than income taxes	16,064	15,129	36,697	35,468

Total operating expenses	226,822	189,301	551,303	489,826

GAIN ON SALE OF NATURAL GAS DISTRIBUTION PROPERTIES	3,209	—	3,209	—

INCOME FROM OPERATIONS	49,219	36,587	87,402	79,794

OTHER INCOME (EXPENSE):
Interest expense	(21,312)	(21,952)	(43,140)	(44,103)
Interest expense to affiliated trusts	(1,516)	(1,607)	(2,966)	(3,085)
Capitalized interest	295	396	587	976

Net interest expense	(22,533)	(23,163)	(45,519)	(46,212)
Other income - net	1,840	2,716	3,662	4,372

Total other income (expense) - net	(20,693)	(20,447)	(41,857)	(41,840)

INCOME BEFORE INCOME TAXES	28,526	16,140	45,545	37,954
INCOME TAXES	9,922	6,008	16,752	15,138

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	18,604	10,132	28,793	22,816
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax) (Note 1)	—	—	—	(460)

NET INCOME	$18,604	$10,132	$28,793	$22,356

Weighted-average common shares outstanding (thousands), Basic	48,508	48,384	48,493	48,368
Weighted-average common shares outstanding (thousands), Diluted	48,904	48,881	48,893	48,883
EARNINGS PER COMMON SHARE, BASIC AND DILUTED:
Earnings per common share before cumulative effect of accounting change	$0.38	$0.21	$0.59	$0.47
Loss per common share from cumulative effect of accounting change (Note 1)	—	—	—	(0.01)

Total earnings per common share, basic and diluted	$0.38	$0.21	$0.59	$0.46

Dividends paid per common share	$0.135	$0.130	$0.270	$0.255

Note 1.	Amount for the six months ended June 30, 2004 represents the implementation of Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities,” which resulted in the consolidation of several minor entities.

Issued July 27, 2005

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	June 30, 2005	December 31, 2004
Assets
Cash and cash equivalents	$72,458	$88,317
Restricted cash	20,502	26,175
Accounts and notes receivable	233,344	308,459
Current energy commodity assets	397,649	284,231
Other current assets	204,680	195,518
Total net utility property	2,042,082	1,956,063
Investment in exchange power-net	34,708	35,933
Non-utility properties and investments-net	77,238	78,564
Non-current energy commodity assets	406,943	254,657
Investment in affiliated trusts	13,403	13,403
Other property and investments-net	17,706	19,721
Regulatory assets for deferred income taxes	123,944	123,159
Other regulatory assets	42,692	43,428
Non-current utility energy commodity derivative assets	99,806	55,825
Power and natural gas deferrals	134,871	148,206
Unamortized debt expense	50,443	53,413
Other deferred charges	23,385	21,109

Total Assets	$3,995,854	$3,706,181

Liabilities and Stockholders’ Equity
Accounts payable	$252,033	$325,194
Current energy commodity liabilities	364,148	253,527
Current portion of long-term debt	77,550	85,432
Short-term borrowings	108,503	68,517
Other current liabilities	156,208	143,728
Long-term debt	874,711	901,556
Long-term debt to affiliated trusts	113,403	113,403
Preferred stock (subject to mandatory redemption)	28,000	28,000
Non-current energy commodity liabilities	385,473	215,055
Regulatory liability for utility plant retirement costs	181,275	175,575
Non-current utility energy commodity derivative liabilities	42,173	33,490
Deferred income taxes	486,089	488,471
Other non-current liabilities and deferred credits	161,129	121,028

Total Liabilities	3,230,695	2,952,976

Common stock - net (48,532,080 and 48,471,511 outstanding shares)	619,519	617,884
Retained earnings and accumulated other comprehensive loss	145,640	135,321

Total Stockholders’ Equity	765,159	753,205

Total Liabilities and Stockholders’ Equity	$3,995,854	$3,706,181

Issued July 27, 2005

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	Second Quarter		Six Months Ended June 30,
	2005	2004	2005	2004
Avista Utilities
Retail electric revenues	$115,372	$114,751	$251,219	$249,613
Retail kWh sales (in millions)	1,930	1,881	4,180	4,096
Retail electric customers at end of period	331,311	325,170	331,311	325,170

Wholesale electric revenues	$32,743	$15,388	$60,477	$25,502
Wholesale kWh sales (in millions)	864	533	1,362	753

Sales of fuel	$16,606	$16,328	$26,253	$39,357
Other electric revenues	$4,025	$5,082	$7,843	$9,043

Total natural gas revenues	$69,573	$48,598	$212,243	$166,636
Total therms delivered (in thousands)	110,244	86,076	293,337	264,370
Retail natural gas customers at end of period	289,688	299,062	289,688	299,062

Income from operations (pre-tax)	$48,903	$35,696	$100,509	$75,356
Net income	$18,407	$9,090	$37,393	$19,906

Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$3,773	$7,204	$(4,811)	$17,110
Income (loss) from operations (pre-tax)	$(973)	$1,780	$(14,781)	$6,498
Net income (loss)	$(250)	$1,504	$(8,608)	$5,034
Electric sales (millions of kWhs)	6,902	7,796	13,670	15,735
Natural gas sales (thousands of dekatherms)	31,221	49,341	86,116	114,678

Avista Advantage
Revenues	$7,703	$5,500	$14,943	$10,787
Income from operations (pre-tax)	$1,658	$(355)	$3,134	$(175)
Net income (loss)	$918	$(350)	$1,726	$(367)

Other
Revenues	$4,784	$4,665	$8,632	$8,579
Loss from operations (pre-tax)	$(369)	$(534)	$(1,460)	$(1,885)
Net loss before cumulative effect of accounting change	$(471)	$(112)	$(1,718)	$(1,757)
Net loss	$(471)	$(112)	$(1,718)	$(2,217)

Issued July 27, 2005